News Release / For Release at 4:15 PM EDT on Friday, June 6, 2003

                        GASCO PROVIDES OPERATIONS UPDATE

DENVER - (PR Newswire) - June 6, 2003 - Gasco Energy, Inc. (OTCBB: GASE) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin. The company also announced that it plans to dispose of certain Wyoming properties in the Greater Green River Basin. It is opening a data room to facilitate the sale of these assets which total 72,000 acres net to Gasco's interest. Gasco intends to continue focusing on the Riverbend Project where the majority of its drilling activity remains and 100 percent of its reserve value is located. Proceeds from the sale of the Wyoming properties will be used to accelerate Riverbend Project drilling and increase production in this high commodity price environment. Gasco has retained Meagher Oil and Gas Properties, Inc. as advisors in the property disposition.

Utah Operations Overview
Gasco's current net production, exiting May 31, 2003, was 1.125 million cubic feet of natural gas per day (MMcfd) and 9 barrels of condensate per day (BCPD). Gasco engineers believe that net production could be higher by sustaining production from certain non-operated wells in which Gasco has an interest.

Gasco's first quarter 2003 compressor installation is providing opportunity for additional projects. Increased capacity allowed engineers to connect the Lytham Federal 22-22 to sales at the end of May so that the well can be completed in the Lower Mesaverde sands within the next several weeks. Gasco has begun construction to tie the Federal 32-31 to sales. The initial completion of the Lower Mesaverde sands in the 32-31 should begin in early third quarter.

In what has been a boon to many Rockies producers, natural gas prices received at Opal, Wyoming strengthened significantly in the past month, ranging between $4.75 per million British thermal units (MMBtu) to $5.35 MMBtu. More important is the contracting basis differential between Henry Hub and Opal prices received. Recent differential spreads decreased to a range of $1.20 MMBtu to $0.74 MMBtu in late May as a result of the much anticipated Kern River pipeline expansion which boosted takeaway capacity by roughly 900 MMcfd. Gasco's Utah properties receive an additional premium to Opal of $0.05 MMBtu to $0.10 MMBtu because of property location and the ability to sell gas into the Questar mainline. Overall, North American natural gas fundamentals remain unseasonably strong and by most estimation they are expected to remain in the $5.50 - $6.50 NYMEX levels through the summer.

Utah Well Updates
Federal 23-29 (Gasco-operated: Gasco 25% working interest [WI]) - All Wasatch and Upper Mesaverde intervals are completed with current gross flow rates of approximately 425 thousand cubic feet per day (Mcfd) and 1 BCPD. Production logs determined that the Mesaverde is contributing the majority of the production on this wellbore. Completion designs are being reviewed in this and future wellbores in an effort to increase completion efficiency out of all completed sands.

Federal 42-29 (Gasco-operated: Gasco approximately 53% WI) - The four lowest Mesaverde fracture stages have been completed. Gross production is approximately 525 Mcfd and 3 BCPD. Production logs indicate that 75% of the zones are contributing to production. Two additional Mesaverde and three Wasatch intervals remain to be completed.

Federal 23-21 (Gasco-operated: Gasco 100% WI - pending partner election) - The well is currently completed in six Lower Mesaverde intervals and is flowing to sales at a rate of approximately 525 Mcfd and 5 BCPD gross. Engineers have identified two additional Mesaverde intervals to be completed and are analyzing the Wasatch for a future completion procedure.

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Lytham Federal 22-22 (Gasco-operated: Gasco 100% WI - pending partner election)
- Gasco is finalizing the completion design for this well and is strongly considering a new technique utilizing coiled tubing frac technology. This frac technology has proven very effective for increasing completion efficiencies in the Mesaverde Formation in Colorado's Piceance Basin. The method includes hydraulically fracing each pay sand in the wellbore. This well was recently connected to sales and the completion is expected to commence within the next several weeks.

Federal 32-31 (Gasco-operated: Gasco 100%WI - pending partner election) - The well is currently being analyzed to determine the best completion design. Engineers have determined that there is 150 feet of Mesaverde and 20 feet of Wasatch net pay. This well could lend itself well to the new coiled tubing completion technique. A permeability test of a Lower Mesaverde sand is scheduled to be run on this well within the next couple of weeks.

Management Comments
Commenting on the proposed sale of the Wyoming assets, Gasco CEO and President, Mark Erickson said: "Small oil and gas companies with attractive, large acreage positions have the flexibility to sell properties in order to internally fund development opportunities. One-hundred percent of our SEC PV-10 value and proven reserves are attributed to the Riverbend Project. Our Wyoming properties do not appear to be reflected in our share price. We feel we can better serve our shareholders by focusing on our core Riverbend area where we have drill-ready locations. Disposing of the Wyoming properties in a robust price environment is a way to help leverage our commanding Riverbend position, where we have a multi-year inventory of low-risk drilling locations. Quite simply, we believe that this commodity price environment provides a great window for an asset disposition like this."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Part I, Item 1 of the Company's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact for Gasco Energy, Inc.: Investor Relations: 800-645-9254


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